EXHIBIT 10.6

EXECUTION COPY

INNOVA HOLDINGS, S. DE R.L. DE C.V.

INNOVA, S. DE R.L. DE C.V.

Insurgentes Sur No. 694

Colonia Del Valle C.P.

03100 Mexico, D.F.

Mexico

October 8, 2004

Grupo Televisa, S.A.

Avenida Vasco de Quiroga 2000

Edificio A, Cuarto Piso

Colonia Santa Fe Zedec

01210 Mexico, D.F.

Attn: Juan S. Mijares Ortega, General Counsel

The News Corporation Limited

1211 Avenue of the Americas

New York, New York 10036

Attn: Arthur M. Siskind, Esq.

The DIRECTV Group, Inc.

200 North Sepulveda Boulevard

El Segundo, CA 90245

Attn: Larry Hunter, Esq.

                Re: Option Agreement

Gentlemen:

Reference is hereby made to the Option Agreement, dated as of the date hereof (the “Option Agreement”), by and among Innova, S. de R.L. de C.V. (“Innova”), Innova Holdings, S. de R.L. de C.V. and The News Corporation Limited (“News”). Capitalized terms used in this letter agreement and not otherwise defined herein shall have the meanings ascribed to them in the DTH Agreement, the Purchase Agreement, the Option Agreement, the Post-Migration Payments Agreement or the Social Part Holders Agreement.

The parties to this letter agreement hereby agree as follows:

1. Exercise or Termination of Options.

(a) The Optionee (as hereinafter defined) shall exercise the Options in full as promptly as practicable after all of the conditions to the exercise of the Options have been satisfied in accordance with the Option Agreement, unless the Options are terminated pursuant to clauses (c)(i) or (c)(ii) below.

(b) If a Regulatory Challenge (as hereinafter defined) is commenced, each of Televisa and News shall use commercially reasonable efforts to contest vigorously any court or governmental order that would have the effect of preventing or materially inhibiting or delaying the exercise of the Options and/or the issuance of equity interests thereunder, either alone or in combination with other transactions contemplated by the agreements referred to in this Agreement.

(c) If a Regulatory Challenge results in a final, nonappealable court or governmental order that the grant or exercise of the Options and/or the issuance of equity interests thereunder, either alone or in combination with other transactions contemplated by the agreements referred to in this Agreement, violates any law, statute, rule, or regulation or any order of any court, governmental or regulatory body, then:

(i) the Options may be terminated at the election of the Optionee; provided, however, that this right of termination shall not be available if News has not fulfilled its obligations under clause (b) above;

(ii) the Options may be terminated at the election of Televisa; provided, however, that this right of termination shall not be available (A) if Televisa has not fulfilled its obligations under clause (b) above, or (B) if (1) Televisa shall have received an opinion of counsel acceptable to Televisa to the effect that none of Televisa, Innova, Innova Holdings, their Controlled Affiliates or any of their respective officers, directors, employees or representatives may be subject to any criminal prosecution or liability as a result of such Regulatory Challenge, (2) such order would not result in any liability (other than monetary liabilities) that would (x) have a material adverse effect on Innova, Innova Holdings and their Controlled Affiliates, taken as a whole, or (y) in Televisa’s judgment, have any adverse effect on Televisa or any of its Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), including but not limited to any requirement which (I) grants rights (including with respect to Innova, Innova Holdings and their Controlled Affiliates) to any Person which competes, or any of whose Affiliates compete, with Televisa or any of its Affiliates or (II) restricts or imposes requirements on Televisa or any of its Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), (3) the Optionee shall have agreed to indemnify, defend and hold harmless Televisa, Innova, Innova Holdings, their Controlled Affiliates and their respective officers, directors, employees and representatives from and against any and all Losses (including consequential damages) arising out of, resulting from or relating to such Regulatory Challenge and (4) the shareholders of Innova and Innova Holdings shall have agreed, through unanimous written resolutions, that the percentage equity interest of Innova and Innova Holdings held by the Optionee shall automatically be reduced by an amount corresponding to the aggregate amount of such Losses (including consequential damages), if and to the extent the Optionee fails for any reason to satisfy its indemnification obligations under clause (3) above;

(iii) If the Options are terminated pursuant to subparagraphs (i) or (ii) above, then the Optionee shall be entitled to receive the payment provided for in Section 1(e) of this letter agreement; and

(iv) If neither the Optionee nor Televisa elects to terminate the Options, then the Optionee shall exercise the Options in full as promptly as practicable in accordance with the Option Agreement.

(d) For purposes of this Agreement:

“Regulatory Challenge” means any claim or challenge that the grant or exercise of the Options and/or the issuance of equity interests thereunder, either alone or in combination with other transactions contemplated by the agreements referred to in this Agreement, violates any law, statute, rule, or regulation or any order of any court, governmental or regulatory body.

“Optionee” means News, for so long as it or one of its Controlled Affiliates owns or exercises the Options, and means DIRECTV, from and after the Transfer of the Options to the DIRECTV Transferee.

(e) If the Options expire, and no Option Equity shall have been issued or be issuable thereunder, Novavision will within ten (10) days of the Expiration Date pay to Galaxy Mexico, or at Galaxy Mexico’s direction, pay to News, an amount in U.S. dollars equal to the excess, if any, of (A) U.S. $137,725,000 multiplied by the Subscriber Fraction over (B) U.S. Dollar-equivalent of the aggregate principal amount of Note A and Note B (calculated based on the 30-day average exchange rate as of the date of payment). “Subscriber Fraction” shall mean the lesser of (a) 1 and (b) a fraction, the numerator of which is equal to the number of Good Subscribers as of the Measurement Date, and the denominator of which is equal to 175,000. Any payment made by Novavisión pursuant to this Section 3(e) shall be treated for purposes of value added taxes and all other taxes imposed, levied or assessed by Mexico or any political subdivision or taxing authority thereof or therein as part of the purchase price paid by Novavisión to Galaxy Mexico for the Subscriber List transferred and sold by Galaxy Mexico to Novavisión pursuant to the Purchase Agreement. In furtherance of the foregoing, Novavisión shall pay to Galaxy Mexico in cash the corresponding value added tax imposed by Mexico or any political subdivision or taxing authority thereof or therein if and when Novavisión actually makes any payment pursuant to this Section 3(e). Each of the parties hereto and each of the parties to the DTH Agreement, the Purchase Agreement, the Option Agreement, the Post-Migration Payments Agreement and the Social Part Holders Agreement shall be responsible for its own income tax liabilities arising out of, relating to or resulting from any payment made pursuant to this Section 3(e).

2. Indemnification.

(a) Losses Relating to Exercise of Options. The Optionee will indemnify, defend and hold harmless Televisa, Innova, Innova Holdings, their Controlled Affiliates and their respective officers, directors, employees, shareholders, partners, members, agents and representatives (other than News, DIRECTV or their Controlled Affiliates) from and against any and all Losses arising out of, resulting from or relating to any claim or challenge that the grant or exercise of the Options and/or the issuance of equity interests thereunder violates any law, statute, rule, or regulation or any order of any court, governmental or regulatory body.

(b) Losses Relating to Transfer of Equity Interests. News and DIRECTV, jointly and severally, will indemnify, defend and hold harmless Televisa, Innova, Innova Holdings, their Controlled Affiliates and their respective officers, directors, employees, shareholders, partners, members, agents and representatives (other than News, DIRECTV or their Controlled Affiliates) from and against any and all Losses arising out of, resulting from or relating to any claim or challenge that the Transfer by News or its Controlled Affiliates to DIRECTV or its Controlled Affiliates of any direct or indirect equity interest in Innova and/or Innova Holdings (including the equity interests currently held by News and the equity interests issuable upon exercise of the Options) violates any law, statute, rule, regulation or any order of any court, governmental or regulatory body.

(c) No Consequential Damages. Solely for purposes of Sections 2(a) and (b) of this Agreement, the term “Losses” shall not include consequential damages except for consequential damages arising out of an order described in Section 1(c).

3. Miscellaneous. The parties hereto agree that this letter agreement constitutes an Ancillary Agreement (as defined in that certain DTH Agreement, dated the date hereof, by and among Televisa, News, Innova, DIRECTV and DTVLA (the “DTH Agreement”)). The provisions set forth in Article V (Representations and Warranties), Article VI (Indemnification) and Article VII (Miscellaneous) of the DTH Agreement shall be applicable to this letter agreement, mutatis mutandis, as if set forth, herein. Except as set forth in Sections 2(a) and 2(b), nothing expressed or implied herein is intended or will be construed to confer upon or give any third party any rights or remedies by virtue hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Kindly sign below to confirm your acknowledgement and acceptance of and agreement to the terms set forth above.

Very truly yours,

INNOVA S. de R.L. de C.V.

By:	/s/ Alexandre Moreira Penna da Silva
Name:	Alexandre Moreira Penna da Silva
Title:	Attorney-in-Fact

By:	/s/ Carlos Ferreiro Rivas
Name:	Carlos Ferreiro Rivas
Title:	Attorney-in-Fact

INNOVA HOLDINGS, S. de R.L. de C.V.

By:	/s/ Alexandre Moreira Penna da Silva
Name:	Alexandre Moreira Penna da Silva
Title:	Attorney-in-Fact

By:	/s/ Carlos Ferreiro Rivas
Name:	Carlos Ferreiro Rivas
Title:	Attorney-in-Fact

[Letter Agreement re: Option Agreement]

Acknowledged, accepted and agreed to
as of the date first written above:

GRUPO TELEVISA, S.A.

By:	/s/ Alfonso de Angoitia Noriega
Name:	Alfonso de Angoitia Noriega
Title:	Attorney-in-Fact

By:	/s/ Salvi Rafael Folch Noriega
Name:	Salvi Rafael Folch Noriega
Title:	Attorney-in-Fact

THE NEWS CORPORATION LIMITED

By:	/s/ Arthur Siskind
Name:	Arthur Siskind
Title:	Senior Executive Vice President and Group General Counsel

THE DIRECTV GROUP, INC.

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	Executive Vice President and Chief Financial Officer

[Letter Agreement re: Option Agreement]